Contact:	Laurence Orton	203-573-2153

Chemtura Reports First Quarter 2012 Financial Results

Strong Year-Over-Year Profitability Improvement

Achieves First Quarter 2012 Net Sales of $708 million and $0.22 Earnings Per Share

PHILADELPHIA, PA – May 1, 2012 – Chemtura Corporation, (NYSE: CHMT) (the “Company,” “Chemtura,” “We,” “Us” or “Our”) today announced financial results for the first quarter ended March 31, 2012. We also filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. For the first quarter of 2012, Chemtura reported net sales of $708 million and net earnings attributable to Chemtura on a GAAP basis of $22 million, or $0.22 per share. Net earnings attributable to Chemtura on a managed basis were $19 million, or $0.19 per share.

First Quarter 2012 Financial Results

The discussion below includes financial information on both a GAAP and non-GAAP managed basis. We present managed basis financial information as management uses this information internally to evaluate and direct the performance of our operations and believes that managed basis financial information provides useful information to investors. A reconciliation of GAAP and managed basis financial information is provided in the supplemental schedules included in this release.

The following is a summary of first quarter 2012 financial results on a GAAP basis:

(In millions, except per share data)	First Quarter
	2012	2011	% change
Net sales	$708	$699	1%
Operating income	$41	$32	28%
Net earnings attributable to Chemtura	$22	$7	NM
Net earnings attributable to Chemtura - per share	$0.22	$0.07	NM

NM – Not meaningful

The following is a summary of first quarter 2012 financial results on a managed basis:

(In millions, except per share data)	First Quarter
	2012	2011	% change
Net sales	$708	$699	1%
Operating income	$44	$35	26%
Net earnings attributable to Chemtura	$19	$14	36%
Net earnings attributable to Chemtura - per share	$0.19	$0.14	36%

CEO Remarks

“With demand from many of our industrial applications still weaker than a year ago, we are pleased to again deliver year-on-year improvement in profitability this quarter,” commented Craig A. Rogerson, Chairman, President and CEO of Chemtura. “Performance this quarter was led by our Industrial Engineered Products and Chemtura AgroSolutions segments. The inventory correction across the broader electronics industry that drove our demand lower in the latter part of 2011 abated as the first quarter progressed and demand from our electronics customers increased. This contributed to the performance of Industrial Engineered Products. We now wait to see how the underlying electronics industry demand evolves in the coming months to see how strong this recovery may be. Chemtura AgroSolutions saw the benefit from the introduction of new products and registrations as well as improved distribution channels with growth in revenues in all regions except Southern Asia. North America also had the benefit of a mild winter and a warm start to spring. European sales also grew despite the harshest winter in a number of years.”

Mr. Rogerson continued, “Our Industrial Performance Products segment fell short of its performance in the first quarter of 2011 with the weakness in the antioxidants products and, to a lesser extent, the urethanes products. Demand across the segment has not yet recovered to the levels of the first quarter of 2011 and in some areas it was softer than in the fourth quarter of 2011. Encouragingly, the second quarter to date has shown some improvement in demand but is not yet at the levels of the second quarter of 2011. The Consumer Products segment started to see the benefit of the increased sales volume for the 2012 season towards the end of the first quarter, with the latter part of the quarter being better than prior year. However, this was not sufficient to offset the effect of the unfavorable manufacturing variances resulting from the lower production volumes in the fourth quarter of 2011.”

Outlook

“With a solid start in the first quarter, our first half 2012 performance is on a path to equal or exceed the first half of 2011,” Mr. Rogerson commented. “The second quarter has historically been our strongest quarter each year as we see the full benefit of our seasonal businesses. We expect stronger performance this year from Chemtura AgroSolutions due to its new products, registrations and improved distribution and from Consumer Products as a result of the additional volume it has gained compared to the 2011 season. The challenge is now for our Industrial segments to sequentially improve over their first quarter performance and strive for the same levels as they achieved last year. Continuing to recover increases in raw material costs and the strength of recovery in industrial demand will determine their progress. On a consolidated basis, we again expect to demonstrate year-on-year improvement in the second quarter of 2012.”

Mr. Rogerson concluded, “Our investments in innovation and additions in manufacturing capacity will contribute to increased sales revenue and profitability as we look to strong year-on-year performance comparisons in the second half of 2012 which will contribute to our expectation of another year of improvement.”

First Quarter 2012 Business Segment Highlights

•	Industrial Performance Products’ net sales decreased $23 million or 7% driven as a result of a $36 million decline in sales volume and a $1 million impact from unfavorable foreign currency translation partially offset by a $14 million year-on-year increases in selling prices. The weakness came from the antioxidants products and, to a lesser extent, the urethanes products. However, sales volume across the segment was lower than last year as industrial demand has not yet recovered from the decline in the second half of 2011. The decrease in sales volume was partially offset by the effect of increases in selling prices in response to increases in raw material and distribution costs. Operating income decreased $6 million in the first quarter of 2012 to $24 million, primarily reflecting a $10 million impact from lower sales volume and changes in mix, an $8 million increase in raw material costs and $2 million in higher selling, general and administrative and research and development (collectively “SGA&R”) expense, partially offset by $14 million benefit from higher selling prices.

•	Industrial Engineered Products’ net sales increased $17 million or 8% reflecting the benefit of $23 million in increased selling prices offset by $4 million impact of lower sales volumes and $2 million from unfavorable foreign currency translation. During 2011, we increased selling prices to cover the higher cost of raw materials and other manufacturing and distribution costs as well as to support the required capacity reinvestments for sustainable and reliable supply of products to our customers. Operating income on a managed basis increased $10 million from the first quarter of 2011. The improvement reflected the favorable selling price increases, $2 million in favorable product mix changes and $3 million from lower raw material costs, which were partly offset by $10 million in unfavorable manufacturing absorption variances, $4 million in increased manufacturing costs, $2 million in higher distribution costs, $1 million in unfavorable impact from foreign currency translation and a reduction of $1 million in equity income. Demand from the electronics industry started the quarter at the same levels as in the second half of 2011, but started to recover later in the quarter as the inventory liquidation in the broader electronics industry supply chain abated. Nevertheless, with lower production volumes than in the first quarter of 2011, coupled with bringing new production capacity on-line, the segment generated unfavorable manufacturing absorption variances. On a GAAP basis, operating income increased $11 million as compared to the same period last year as 2011 was impacted by accelerated depreciation on property, plant and equipment.

•	Consumer Products’ net sales increased $5 million or 6% which reflected $6 million in increased sales volume offset by $1 million from unfavorable foreign currency translation. The higher volumes reflected regaining a mass market customer for our 2012 season and relatively strong performance for this time of year in the mass market channel in North America. The operating loss increased $2 million to $5 million, principally driven by higher raw material costs and the timing of manufacturing variances as a result of lower production volumes in 2011.

•	Chemtura AgroSolutions’ net sales increased $10 million or 13%, resulting from $10 million in higher sales volume and $2 million in higher selling prices, offset the $2 million from unfavorable foreign currency translation. Increases in sales volume benefited from new products and registrations with growth in revenues in all regions except Southern Asia. North America had the benefit of a mild winter and a warm start to spring. European sales still grew despite the harshest winter in a number of years. Operating income increased $8 million reflecting the benefit of a $3 million increase from sales volume and product mix changes, $2 million from higher selling prices, $1 million from lower raw material costs and $3 million from lower manufacturing and distribution costs, only partly offset by a $1 million impact from unfavorable foreign currency translation.

•	Corporate expenses for the first quarter of 2012 increased slightly to $29 million compared with $28 million in 2011. Corporate expenses included amortization expense related to intangible assets of $9 million and $11 million for the first quarters of 2012 and 2011, respectively.

First Quarter 2012 Results - GAAP

•	Consolidated net sales for the first quarter of 2012 were $708 million or $9 million higher than 2011. We realized $39 million from higher selling prices, responding to the requirements to reinvest in and support growth in our Industrial Performance Products and Industrial Engineered Products segments (collectively referred to as “Industrial”) and to recover increases in raw material and distribution costs over the prior year. However, the continued weakness in demand from industrial applications and the downturn in electronics demand that emerged in the second half of 2011 carried forward into the first quarter of 2012 and we experienced a reduction in net sales volumes of $24 million compared to the prior year. However, we did see improvement in electronics demand in the later part of the quarter. Sales volume growth was generated by our Consumer Products and Chemtura AgroSolutions segments, with a net sales volume decrease from our Industrial segments. The volume growth in our Consumer Products segment reflected the benefit of regaining a mass market customer for the 2012 season that had been lost for the 2011 season and relatively strong performance in the mass market channel in North America. We also experienced $6 million from unfavorable foreign currency translation.

•	Gross profit for the first quarter of 2012 was $171 million, an increase of $10 million compared with the first quarter of 2011. Gross profit as a percentage of net sales rose to 24% as compared with 23% in the same quarter of 2011. The increase in gross profit primarily reflected the higher selling prices noted above offset by $11 million in unfavorable manufacturing absorption variances due to lower sales volumes, $4 million increase in manufacturing costs, $5 million increase in raw material prices, $6 million decline in sales volume and product mix, a $2 million increase in distribution costs and a $1 million increase in other costs.

•	Operating income for the first quarter of 2012 was $41 million compared with $32 million for the first quarter of 2011. The increase of $9 million was primarily due to a $10 million increase in gross profit and a $4 million decrease in depreciation and amortization expense, which was offset by $5 million in higher SGA&R costs.

•	Included in the computation of operating income was $7 million of stock-based compensation expense compared with $8 million in the first quarter of 2011. Stock-based compensation expense in both periods included expense related to grants under the emergence incentive plans approved by the Bankruptcy Court in our Chapter 11 proceedings. Stock-based compensation expense is expected to total $18 million for 2012.

•	Interest expense of $14 million during the first quarter of 2012 was $2 million lower than the first quarter of 2011.

•	Other expense, net was $4 million in the first quarter of 2012 compared with other income, net of $1 million for the first quarter of 2011. The change is primarily the result of net foreign currency losses in 2012.

•	Reorganization items, net was $2 million in the first quarter of 2012 which was $5 million lower than the first quarter of 2011. The expense in both periods primarily comprised professional fees directly associated with the Chapter 11 reorganization and the impact of negotiated settlements of claims for which Bankruptcy Court approval has been obtained or requested.

•	The income tax benefit in the first quarter of 2012 was $1 million compared with income tax expense of $3 million in the first quarter of 2011. The benefit in the first quarter of 2012 is primarily related to adjustments for prior years taxes in various foreign subsidiaries.

•	Net earnings attributable to Chemtura for the first quarter of 2012 was $22 million, or $0.22 per share, compared with net earnings attributable to Chemtura of $7 million, or $0.07 per share, for the first quarter of 2011.

First Quarter 2012 Results - Managed Basis

•	On a managed basis, first quarter 2012 gross profit was $171 million, as compared with $161 million in the same period last year. Gross profit as a percentage of net sales rose slightly to 24% for the first quarter of 2012 as compared with 23% in the first quarter of 2011. The increase in gross profit was primarily due to higher selling prices, partially offset by higher manufacturing and raw material costs, decreased sales volume and unfavorable absorption variances.

•	On a managed basis, first quarter 2012 operating income was $44 million as compared with $35 million in the same period last year. The increase in operating income primarily reflected the increase in gross profit and lower depreciation and amortization expense, partially offset by higher SGA&R costs.

•	Adjusted EBITDA in the first quarter of 2012 was $84 million as compared with $79 million in the first quarter of 2011 (see the tables attached to this earnings release for a reconciliation of the computation of Adjusted EBITDA). The increase in Adjusted EBITDA was principally driven by higher gross profit offset by higher SGA&R costs. Adjusted EBITDA for the last twelve months increased from $385 million at December 31, 2011 to $390 million at March 31, 2012.

•	Net earnings before income taxes on a managed basis in the first quarters of 2012 and 2011 exclude pre-tax GAAP charges of $5 million and $10 million, respectively. These charges are primarily related to accelerated depreciation of property, plant and equipment; impairment charges; changes in estimates related to expected allowable claims; and costs associated with the Chapter 11 reorganization.

•	Chemtura has chosen to apply an estimated tax rate to our managed basis pre-tax income to simplify for investors the comparison of underlying operating performance. We apply an estimated managed basis tax rate of 28% reflecting the expected performance of our core operations in 2011 and 2012. The estimated managed basis tax rate reflects (i) the impact of the adjustments made in the preparation of pre-tax managed basis income; (ii) the exclusion of the benefit or charge arising from the creation or release of valuation allowances on U.S. income; (iii) the utilization of foreign tax credits generated in the current year; and (iv) the conclusion that we will indefinitely re-invest the majority of the earnings of our foreign subsidiaries in our international operations.

Cash Flows Details - GAAP

•	Net cash used in operating activities for the first quarter of 2012 was $89 million as compared with $112 million for the first quarter of 2011. We traditionally use cash in the first and second quarter as working capital increases driven by our seasonal businesses. This working capital is then recovered in the second half of the year, usually resulting in net cash being provided by operations for the year as a whole.

•	As of March 31, 2012, our accounts receivable balance was $559 million as compared with $458 million as of December 31, 2011.

•	As of March 31, 2012, our inventory balance was $603 million as compared with $542 million at December 31, 2011.

•	Capital expenditures for the first quarter of 2012 were $29 million compared with $23 million in the first quarter of 2011.

•	Cash income taxes paid (net of refunds) in the first quarter of 2012 were $12 million compared with $4 million in the first quarter of 2011.

•	Our total debt was $811 million as of March 31, 2012 compared to $753 million as of December 31, 2011. The increase is primarily due to borrowings under our revolving credit facility due to the seasonal working capital requirements. Cash and cash equivalents decreased to $122 million as of March 31, 2012 compared with $180 million as of December 31, 2011.

First Quarter Earnings Q&A Teleconference

Copies of this release, as well as informational slides, will be available on the Investor Relations section of our Web site at www.chemtura.com. We will host a teleconference to review these results at 9:00 a.m. (EDT) on Wednesday, May 2, 2012. Interested parties are asked to dial in approximately 10 minutes prior to the start time. The call-in number for U.S. based participants is (877) 633-3602 and for all other participants is (404) 665-9523. The conference ID code is 69412974. Replay of the call will be available for thirty days, starting at 10 a.m. (EDT) on Wednesday, May 2, 2012. To access the replay, call toll-free (855) 859-2056, (800) 585-8367, or (404) 537-3406, and enter access code 69412974. An audio webcast of the call can be accessed via the link below during the time of the call:

https://event.webcasts.com/starthere.jsp?ei=1004991

Chemtura Corporation, with 2011 sales of $3 billion, is a global manufacturer and marketer of specialty chemicals, agrochemicals and pool, spa and home care products. Additional information concerning us is available at www.chemtura.com.

Managed Basis Financial Measures

The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Our managed basis financial measures consist of adjusted results of operations that exclude certain expenses, gains and losses that may not be indicative of our core operations. Excluded items include costs associated with the bankruptcy reorganization; facility closures, severance and related costs; gains and losses on sale of business and assets; increased depreciation due to the change in useful life of assets; unusual and non-recurring settlements; accelerated recognition of asset retirement obligations and impairment charges. They also include the computation of Adjusted EBITDA. In addition to the managed basis financial measures discussed above, we have applied a managed basis effective income tax rate to our managed basis income before taxes. Our managed basis tax rate of 28% in 2011 and 2012 represents a refined estimated tax rate for our core operations to simplify comparison of underlying operating performance used throughout 2011 and 2012. Reconciliations of these managed basis financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables. We believe that such managed basis financial measures provide useful information to investors and may assist them in evaluating our underlying performance and identifying operating trends. In addition, management uses these managed basis financial measures internally to allocate resources and evaluate the performance of our operations. While we believe that such measures are useful in evaluating our performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these managed basis financial measures may differ from similarly titled managed basis financial measures used by other companies and do not provide a comparable view of our performance relative to other companies in similar industries.

Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Exchange Act of 1934, as amended. These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	The cyclical nature of the global chemicals industry;
•	Increases in the price of raw materials or energy and our ability to recover cost increases through increased selling prices for our products;
•	Disruptions in the availability of raw materials or energy;
•	Our ability to implement our growth strategies in rapidly growing markets;
•	Our ability to obtain the requisite regulatory and other approvals to implement the plan to build a new multi-purpose manufacturing facility in Nantong, China;
•	Declines in general economic conditions;
•	The European debt crisis;
•	The ability to comply with product registration requirements of regulatory authorities, including the U.S. food and drug administration (the “FDA”) and European Union REACh legislation;
•	The effect of adverse weather conditions;
•	The ability to grow profitability in our Chemtura AgroSolutions segment;
•	Demand for Chemtura AgroSolutions segment products being affected by governmental policies;
•	Current and future litigation, governmental investigations, prosecutions and administrative claims;
•	Environmental, health and safety regulation matters;
•	Federal regulations aimed at increasing security at certain chemical production plants;
•	Significant international operations and interests;
•	Our ability to maintain adequate internal controls over financial reporting;
•	Exchange rate and other currency risks;
•	Our dependence upon a trained, dedicated sales force;
•	Operating risks at our production facilities;
•	Our ability to protect our patents or other intellectual property rights;
•	Whether our patents may provide full protection against competing manufacturers;
•	Our ability to remain technologically innovative and to offer improved products and services in a cost-effective manner;
•	The risks to our joint venture investments resulting from lack of sole decision making authority;
•	Our unfunded and underfunded defined benefit pension plans and post-retirement welfare benefit plans;
•	Risks associated with possible climate change legislation, regulation and international accords;
•	The ability to support the carrying value of the goodwill and long-lived assets related to our businesses;
•	Whether we repurchase any additional shares of our common stock that our Board of Directors has authorized us to purchase over twelve months and the terms on which any such repurchases are made;
•	Our ability to execute upon our long range plan; and
•	Other risks and uncertainties detailed in Item 1A. Risk Factors in our filings with the Securities and Exchange Commission.

These statements are based on our estimates and assumptions and on currently available information. Our forward-looking statements include information concerning possible or assumed future results of operations, and our actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this press release was issued. We undertake no duty to update any forward-looking statements to conform the statements to actual results or changes in our operations.

CHEMTURA CORPORATION

CHEMTURA CORPORATION

Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarters Ended March 31,
	2012	2011

Net sales	$708	$699

Cost of goods sold	537	538
Gross profit	171	161
Gross profit %	24%	23%

Selling, general and administrative	82	79
Depreciation and amortization	33	37
Research and development	13	11
Impairment charges	1	2
Changes in estimates related to expected allowable claims	2	-
Equity income	(1)	-

Operating income	41	32
Interest expense	(14)	(16)
Other (expense) income, net	(4)	1
Reorganization items, net	(2)	(7)

Earnings before income taxes	21	10
Income tax benefit (expense)	1	(3)

Net earnings attributable to Chemtura	$22	$7

Basic and diluted per share information - attributable to Chemtura:
Net earnings attributable to Chemtura	$0.22	$0.07

Weighted average shares outstanding - Basic	98.3	100.1

Weighted average shares outstanding - Diluted	99.1	100.1

CHEMTURA CORPORATION

Consolidated Statements of Comprehensive income (Unaudited)

(In millions)

	Quarters Ended March 31,
	2012	2011

Net earnings	$22	$7

Other comprehensive income, net of tax
Foreign currency translation adjustments	22	31
Unrecognized pension and other post-retirement benefit costs	2	2

Comprehensive income attributable to Chemtura	$46	$40

CHEMTURA CORPORATION

Consolidated Balance Sheets

(In millions)

	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$122	$180
Restricted cash	-	5
Accounts receivable	559	458
Inventories	603	542
Other current assets	138	136
Total current assets	1,422	1,321

NON-CURRENT ASSETS
Property, plant and equipment, net	760	752
Goodwill	177	174
Intangible assets, net	394	392
Other assets	215	216

Total Assets	$2,968	$2,855

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term borrowings	$63	$5
Accounts payable	210	173
Accrued expenses	181	194
Income taxes payable	8	18
Total current liabilities	462	390

NON-CURRENT LIABILITIES
Long-term debt	748	748
Pension and post-retirement health care liabilities	443	460
Other liabilities	221	211
Total liabilities	1,874	1,809

STOCKHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	4,348	4,353
Accumulated deficit	(2,927)	(2,949)
Accumulated other comprehensive loss	(322)	(346)
Treasury stock	(14)	(22)
Total Chemtura stockholders' equity	1,086	1,037

Non-controlling interest	8	9
Total stockholders' equity	1,094	1,046

Total Liabilities and Stockholders' Equity	$2,968	$2,855

CHEMTURA CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Quarters Ended March 31,
Increase (decrease) to cash	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$22	$7
Adjustments to reconcile net earnings to net cash used in operating activities:
Impairment charges	1	2
Depreciation and amortization	33	37
Stock-based compensation expense	7	8
Reorganization items, net	1	1
Changes in estimates related to expected allowable claims	2	-
Equity income	(1)	-
Changes in assets and liabilities, net	(154)	(167)
Net cash used in operating activities	(89)	(112)

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for acquisitions	-	(30)
Capital expenditures	(29)	(23)
Net cash used in investing activities	(29)	(53)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from ABL Facility, net	59	73
(Payments on) proceeds from other short term borrowings, net	(1)	1
Net cash provided by financing activities	58	74

CASH
Effect of exchange rates on cash and cash equivalents	2	3

Change in cash and cash equivalents	(58)	(88)
Cash and cash equivalents at beginning of period	180	201

Cash and cash equivalents at end of period	$122	$113

CHEMTURA CORPORATION

Segment Net Sales and Operating Income (Unaudited)

(In millions)

	Quarters Ended March 31,
	2012	2011
NET SALES

Industrial Performance Products	$313	$336
Industrial Engineered Products	226	209
Consumer Products	84	79
Chemtura AgroSolutions	85	75
Total net sales	$708	$699

OPERATING INCOME (LOSS)

Industrial Performance Products	$24	$30
Industrial Engineered Products	44	33
Consumer Products	(5)	(3)
Chemtura AgroSolutions	10	2
Segment operating income	73	62

General corporate expense, including amortization	(29)	(28)
Impairment charges	(1)	(2)
Changes in estimates related to expected allowable claims	(2)	-
Total operating income	$41	$32

CHEMTURA CORPORATION

Major Factors Affecting Net Sales and Operating Results (Unaudited)

Quarter Ended March 31, 2012 versus 2011

(In millions)

The following table summarizes the major factors contributing to the changes in operating results versus the prior year:

	Quarter Ended March 31,
		Pre-tax
		Earnings
		(Loss) from
	Net	Continuing
	Sales	Operations

2011	$699	$10

2011 Accelerated depreciation of property, plant and equipment	-	1
2011 Impairment Charges	-	2
2011 Reorganization items, net	-	7
	699	20

Changes in selling prices	39	39
Unit volume and mix	(24)	(6)
Foreign currency impact - operating loss	(6)	(2)
Higher raw materials and energy costs	-	(5)
Manufacturing cost impacts	-	(15)
Higher distribution costs	-	(2)
Changes in SGA&R, excluding foreign exchange impact	-	(3)
Lower depreciation and amortization expense	-	3
Lower interest expense	-	2
Foreign currency impact - other expense, net	-	(5)
	708	26

2012 Impairment Charges	-	(1)
2012 Changes in estimates related to expected allowable claims	-	(2)
2012 Reorganization items, net	-	(2)

2012	$708	$21

CHEMTURA CORPORATION

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarter Ended March 31, 2012			Quarter Ended March 31, 2011
		Managed Basis			Managed Basis
	GAAP	Adjustments	Managed Basis	GAAP	Adjustments	Managed Basis

Net sales	$708	$-	$708	$699	$-	$699

Cost of goods sold	537	-	537	538	-	538
Gross profit	171	-	171	161	-	161
Gross profit %	24%		24%	23%		23%

Selling, general and administrative	82	-	82	79	-	79
Depreciation and amortization	33	-	33	37	(1)	36
Research and development	13	-	13	11	-	11
Impairment charges	1	(1)	-	2	(2)	-
Changes in estimates related to expected allowable claims	2	(2)	-	-	-	-
Equity income	(1)	-	(1)	-	-	-

Operating income	41	3	44	32	3	35
Interest expense	(14)	-	(14)	(16)	-	(16)
Other (expense) income, net	(4)	-	(4)	1	-	1
Reorganization items, net	(2)	2	-	(7)	7	-

Earnings before income taxes	21	5	26	10	10	20
Income tax benefit (expense)	1	(8)	(7)	(3)	(3)	(6)

Net earnings attributable to Chemtura	$22	$(3)	$19	$7	$7	$14

Basic and diluted per share information - attributable to Chemtura:
Net earnings	$0.22		$0.19	$0.07		$0.14

Weighted average shares outstanding - Basic	98.3		98.3	100.1		100.1

Weighted average shares outstanding - Diluted	99.1		99.1	100.1		100.1

Managed Basis Adjustments consist of the following:

Accelerated depreciation of property, plant and equipment		$-			$1
Impairment charges		1			2
Changes in estimates related to expected allowable claims		2			-
Reorganization items, net		2			7
Pre-tax		5			10

Adjustment to apply a Managed Basis effective tax rate		(8)			(3)
After-tax		$(3)			$7

Adjusted EBITDA consists of the following:

Operating income - GAAP			$41			$32
Accelerated depreciation of property, plant and equipment			-			1
Impairment charges			1			2
Changes in estimates related to expected allowable claims			2			-
Operating income - Managed Basis			44			35

Depreciation and amortization - Managed Basis			33			36
Non-cash stock-based compensation expense			7			8
Adjusted EBITDA			$84			$79

CHEMTURA CORPORATION

GAAP and Managed Basis Segment Sales and Operating Income (Loss) (Unaudited)

(In millions of dollars)

	Quarter Ended March 31, 2012			Quarter Ended March 31, 2011
	GAAP	Managed Basis		GAAP	Managed Basis
	Historical	Adjustments	Managed Basis	Historical	Adjustments	Managed Basis

NET SALES
Industrial Performance Products	$313	$-	$313	$336	$-	$336
Industrial Engineered Products	226	-	226	209	-	209
Consumer Products	84	-	84	79	-	79
Chemtura AgroSolutions	85	-	85	75	-	75
Total net sales	$708	$-	$708	$699	$-	$699

OPERATING INCOME (LOSS)

Industrial Performance Products	$24	$-	$24	$30	$-	$30
Industrial Engineered Products	44	-	44	33	1	34
Consumer Products	(5)	-	(5)	(3)	-	(3)
Chemtura AgroSolutions	10	-	10	2	-	2
Segment operating income	73	-	73	62	1	63

General corporate expense, including amortization	(29)	-	(29)	(28)	-	(28)
Impairment charges	(1)	1	-	(2)	2	-
Changes in estimates related to expected allowable claims	(2)	2	-	-	-	-
Total operating income	$41	$3	$44	$32	$3	$35

Managed Basis Adjustments consist of the following:

Accelerated depreciation of property, plant and equipment		$-			$1
Impairment charges		1			2
Changes in estimates related to expected allowable claims		2			-
		$3			$3

DEPRECIATION AND AMORTIZATION

Industrial Performance Products	$9	$-	$9	$10	$-	$10
Industrial Engineered Products	10	-	10	11	(1)	10
Consumer Products	2	-	2	2	-	2
Chemtura AgroSolutions	2	-	2	2	-	2
General corporate expense	10	-	10	12	-	12

Total depreciation and amortization	$33	$-	$33	$37	$(1)	$36

NON-CASH STOCK-BASED COMPENSATION EXPENSE

Industrial Performance Products			$1			$1
Industrial Engineered Products			1			1
Consumer Products			-			-
Chemtura AgroSolutions			-			-
General corporate expense			5			6

Total non-cash stock-based compensation expense			$7			$8

Adjusted EBITDA by Segment:

Industrial Performance Products			$34			$41
Industrial Engineered Products			55			45
Consumer Products			(3)			(1)
Chemtura AgroSolutions			12			4
General corporate expense			(14)			(10)
Adjusted EBITDA			$84			$79

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